UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2008

PLUG POWER INC.

(Exact name of registrant as specified in charter)

Delaware	0-27527	22-3672377
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

968 Albany-Shaker Road, Latham, New York 12110

(Address of Principal Executive Offices) (Zip Code)

(518) 782-7700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On May 16, 2008, Smart Hydrogen Inc. appointed Michael E. McGuire, Jr. to serve as a director of Plug Power Inc. (the “Company”). Mr. McGuire is the Founder and Managing Partner of Triple Trunk Capital LLC, which provides liquidity to second-tier corporate clients and second-tier banks in the Russian market through the use of structured trade finance, structured finance and asset-backed lending strategies. On May 16, 2008, the Company issued a press release regarding the appointment of Mr. McGuire. The press release is attached as Exhibit 99.1 hereto.

Mr. McGuire is expected to be named to the Company’s Corporate Governance and Nominating Committee. In connection with his appointment to the Board of Directors, Mr. McGuire became a party to the Company’s standard indemnification agreement with non-employee directors and was granted options to purchase 15,000 shares of the Company’s common stock at an exercise price of $3.16 per share (the closing price of the Company’s common stock on the NASDAQ Global Market on May 16, 2008) in accordance with the Company’s Non-Employee Director Compensation Policy.

Mr. McGuire will replace Sergey Polikarpov, who was removed as a director of the Company by Smart Hydrogen effective May 16, 2008.

Under the Certificate of Designations setting forth the terms of the Company’s Class B Capital Stock, the holders of the Company’s Class B Capital Stock are currently entitled to appoint up to four of the Company’s directors. Smart Hydrogen currently holds all of the Company’s Class B Capital Stock.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Title
99.1	Press Release of Plug Power Inc. dated May 16, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLUG POWER INC.

Date: May 19, 2008	By:	/s/ Andrew Marsh
Andrew Marsh
Chief Executive Officer